Exhibit 10.23
SunCom Wireless Management Company, Inc.
1100 Cassatt Road
Berwyn, Pennsylvania 19312
December 2, 2005
Mr. William A. Robinson
1100 Cassatt Road
Berwyn, PA 19312
Dear Mr. Robinson:
          You previously entered into an employment agreement with SunCom Wireless Management Company, Inc. (f/k/a Triton Management Company, Inc.) (the “Company”) dated March 7, 2005 (the “Existing Employment Agreement”). Except as otherwise defined herein, all capitalized terms used herein shall have the meanings set forth in the Existing Employment Agreement.
          The Existing Employment Agreement’s current term is scheduled to expire on February 3, 2006 but will automatically extend for a one-year renewal term in the absence of either party providing a notice of nonrenewal prior to the close of business on Monday, December 5, 2005 (the “Notice Deadline”).
          As you know, we are currently negotiating the terms of an amendment to your Existing Employment Agreement. In light of the numerous projects in which you are currently involved on behalf of the Company and its parent SunCom Wireless Holdings, Inc. (“SunCom”), and the likelihood that the proposed amendment will not be finalized by the Notice Deadline, the Company in this letter agreement (this “Agreement”) hereby agrees to modify the terms of your Existing Employment Agreement as set forth below:
          1.      Notice Deadline. The Notice Deadline by which either party is required to give a notice of nonrenewal of the Existing Employment Agreement is hereby extended to the close of business on Wednesday, December 21, 2005. Notwithstanding the foregoing change, the expiration date of the Existing Employment Agreement’s current term shall continue to be February 3, 2006.
          2.      All Other Provisions Remain Effective. Except as otherwise expressly modified under this Agreement, all other terms and conditions of the Existing Employment Agreement shall continue in full force and effect and are hereby ratified and confirmed. In the event of any inconsistency between the provisions of the Existing Employment Agreement and the provisions of this Agreement, the provisions of this Agreement shall control.

Mr. William A. Robinson
December 2, 2005

          Please evidence your acceptance of the foregoing modifications to the Existing Employment Agreement by executing this Agreement where provided below and returning it to me, whereupon this Agreement shall constitute the legally valid and binding obligation of the parties hereto, enforceable against such parties in accordance with its terms, and future references to your Employment Agreement shall mean the Existing Employment Agreement as amended by this Agreement.

SunCom Wireless Management Company, Inc.
By:	/s/ David D. Clark
	Name:	David D. Clark
	Title:	Executive Vice President and CFO

Executive

/s/ William A. Robinson
WILLIAM A. ROBINSON